Exhibit 5.1
Taft Stettinius & Hollister LLP
425 Walnut Street, Suite 1800
Cincinnati, Ohio 45202

August 31, 2015

Globalstar, Inc.
300 Holiday Square
Covington, LA 70433
Attn: James Monroe III

Ladies and Gentlemen:

This opinion is furnished to you in connection with the sale by Globalstar, Inc., a Delaware corporation (the “Company”) of 9,336,160 shares of the Company’s voting common stock, par value of $0.0001 per share (the “Shares”), pursuant to a registration statement on Form S-3 (Registration Statement No. 333-205968) (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), the prospectus dated July 30, 2015, as filed with the Commission on July 31, 2015 (the “Prospectus”), and the prospectus supplements dated August 10, 2015 and August 31, 2015, relating to the Shares, filed or to be filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations of the Act (collectively, the Prospectus Supplement”). All of the Shares are to be sold by the Company as described in the Registration Statement, the Prospectus and the Prospectus Supplement pursuant to that certain Common Stock Purchase Agreement dated as of August 7, 2015, by and between the Company and Terrapin (the “Agreement”).

We have acted as counsel for the Company in connection with the registration of the Shares. For purposes of this opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary.

Basing our opinion on the foregoing, we are of the opinion that, upon the issuance by the Company of the Common Stock pursuant to the Agreement against payment of the agreed consideration, the Common Stock will be duly authorized, validly issued, fully paid and nonassessable.

The opinions expressed above are limited to the matters governed by Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and the reported cases interpreting those laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name therein. Our consent shall not be deemed an admission that we are experts whose consent is required under Section 7 of the Act.

This opinion may be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

Very truly yours,

/s/ Taft Stettinius & Hollister LLP
Taft Stettinius & Hollister LLP